NEWS RELEASE

The Hartford Estimates Impacts Of U.S. Corporate Tax Law And Catastrophe Losses On Fourth Quarter 2017 Financial Results

•	Estimated $850 million charge principally due to the impact of lower U.S. corporate tax rates beginning in 2018 on the company’s net deferred tax assets

•	Catastrophe losses in fourth quarter 2017 estimated at approximately $180 million, before tax, largely due to California wildfires

•	Fourth quarter 2017 financial results and 2018 outlook to be released after market close on Feb. 8

HARTFORD, Conn., Jan. 8, 2018 - The Hartford today announced that it estimates fourth quarter 2017 financial results will be reduced by approximately $850 million due to the impact of the new U.S. tax law and $117 million, after tax, for catastrophe losses.

The approximately $850 million charge from the new U.S. tax law is primary due to the reduction in the U.S. corporate tax rate from 35 percent to 21 percent effective Jan. 1, 2018 and its impact on the company’s net deferred tax asset position. The estimate is based on current accounting guidance and the company’s net deferred tax assets as of Sept. 30, 2017, and the final amount will depend on fourth quarter 2017 financial results. The charge will not affect core earnings, a non-GAAP financial measure. Although the new U.S. tax law reduces the company’s net deferred tax asset position, the company expects a net favorable future economic impact from both the lower corporate income tax rate and the repeal and refunding of the corporate alternative minimum tax credits.

In addition, the company estimates that fourth quarter financial results will include approximately $180 million of net catastrophe losses, before tax, or $117 million, after tax. This estimate includes the benefit of favorable loss reserve development on prior quarter 2017 catastrophes and anticipated reinsurance recoveries for fourth quarter 2017 catastrophe losses ceded to the company’s 2017 property catastrophe aggregate reinsurance treaty. Catastrophe losses in fourth quarter 2017 were primarily in the Personal Lines segment and from wildfires in

California, with total estimated gross losses of $307 million, before tax, and before expected reinsurance recoveries.

The Hartford will release its fourth quarter 2017 financial results, as well as its 2018 outlook for selected business metrics, following the close of the market on Thursday, Feb. 8, 2018. The company will host a webcast at 9 a.m. EST on Friday, Feb. 9, to discuss the results and 2018 outlook. The webcast, along with an audio replay and transcript, will be available for at least one year on the investor relations section of the company’s website, https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements on the financial impact of tax reform. We continue to assess the tax accounting effects of tax reform. In addition, forward looking statements include statements on fourth quarter 2017 catastrophe losses. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2016 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contact:	Investor Contact:

Michelle Loxton	Sabra Purtill, CFA
860-547-7413	(860) 547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com